EXHIBIT 5.1

September 15, 2009

Cenveo, Inc.
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT  06901

Ladies and Gentlemen:

I have acted as counsel to Cenveo, Inc., a Colorado corporation (the “Company”), in connection with its filing of the registration statement on Form S-8 (the “Registration Statement”) which is expected to be filed by Cenveo, Inc. (the “Company”) on or about September 15, 2009, with respect to the offer and sale of 2,820,750 shares of the Company’s common stock, par value $.01 per share (“Company Stock”), issuable under the Cenveo, Inc. 2007 Long-Term Equity Incentive Plan (“Plan”) as described in the Registration Statement.

In my capacity as counsel to the Company, I have examined originals or copies, satisfactory to me, of the Company’s articles of incorporation and bylaws and resolutions of the Company’s Board of Directors.  I have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies or facsimiles.  As to any facts material to such opinion, I have, to the extent that relevant facts were not independently established by me, relied on certificates of public officials and certificates of officers or other representatives of the Company.  Please note that I am Senior Vice President, General Counsel and Secretary of the Company, and I may be granted shares of Common Stock that are being registered in the Registration Statement.

On the basis of the foregoing, it is my opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plan and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

I do not express any opinion as to matters arising under the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Colorado.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Timothy M. Davis
Timothy M. Davis